ESCROW AGREEMENT

This Escrow Agreement is made as of the 28th day of December 2005, by and among Patient Safety Technologies, Inc., a Delaware corporation (“PST”), Alan Morelli (“Morelli” and together with PST, the “Purchasers”), the shareholders of Digicorp, a Utah corporation (the “Company”), set forth in Schedule A hereto (the “Sellers”), and Sichenzia Ross Friedman Ference LLP, a New York limited liability partnership having offices at 1065 Avenue of the Americas, New York, New York 10018 (the "Escrow Agent").

RECITALS

The Purchasers and the Sellers are parties to that certain Amendment No. 1 dated as of December 28, 2005 (the “Amendment”) to the Stock Purchase Agreement dated December 29, 2004 (the "Purchase Agreement"). PST and Morelli are parties to that certain Assignment Agreement dated as of December 28, 2005 (the “Assignment”), pursuant to which PST assigned certain obligations of PST under the Purchase Agreement, as amended by the Amendment, to Morelli. Pursuant to the terms of the Purchase Agreement, as amended by the Amendment, and the terms of the Assignment, the Sellers have agreed to sell the additional shares set forth in Schedule A (the “Shares”) to the Purchasers upon registering the resale of such Shares with the Securities and Exchange Commission (the “SEC”). The Purchasers and the Sellers wish to provide for the escrow of the Shares pending the purchase by the Purchasers, and desire that the Escrow Agent hold such Shares in connection therewith pursuant to the provisions of this Agreement, and the Escrow Agent is willing to hold such Shares pursuant to the provisions of this Agreement. All capitalized terms contained herein and not otherwise defined shall have the meaning ascribed to them in the Purchase Agreement, as amended.

In consideration of the premises and mutual covenants, agreements, representations and warranties contained herein, the parties hereby agree as follows:

1. The Purchasers and the Sellers hereby appoint the Escrow Agent to hold the Shares and the duly executed, medallion guaranteed stock powers related thereto (the “Escrowed Property”), in trust, and the Escrow Agent accepts such appointment, subject to the terms and conditions hereof. Upon signing this Escrow Agreement, the Sellers shall deliver stock certificates, together with medallion guaranteed stock powers related thereto, representing the Shares to the Escrow in the amounts set forth in Schedule A.

2.  Upon notification from the SEC that a registration statement registering the resale of the Shares by the Sellers (the “Registration Statement”) has been declared effective, the Escrow Agent shall deliver the Shares to the Purchasers. Pending delivery of the Escrowed Property out of escrow as provided herein, Escrow Agent shall hold all securities constituting the Escrowed Property in its custody in accordance with the terms of this Escrow Agreement.

3. In addition to the deliveries required by Section 2, the Escrow Agent shall, from time to time, deliver all or some of the Escrowed Property to Sellers and Purchasers in accordance with such written instructions, jointly executed by Purchasers and Seller, as Escrow Agent may receive.

4. Escrow Agent shall not be under any duty to give the Escrowed Property any greater degree of care than it gives its own similar property, and it shall have no liability hereunder, except for the willful breach of its duties hereunder.

5. Escrow Agent shall have no duties or responsibilities except those expressly set forth herein, and no implied duties or obligations should be read into this Escrow Agreement against Escrow Agent. Escrow Agent need not refer to, and will not be bound by, the provisions of any other agreement.

6. Escrow Agent may consult with counsel and shall be fully protected with respect to any action taken or omitted by it in good faith on advice of counsel.

7. Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

8. Escrow Agent will receive no compensation for its services hereunder.

9. In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from Sellers or Purchasers, or both, with respect to the Escrowed Property, which, in its opinion, are in conflict with any of the provisions hereof: (a) it shall be entitled to refrain from taking any action, and in doing so shall not become liable in any way or to any person for its failure or refusal to comply with such conflicting demands, and it shall be entitled to continue so to refrain from acting and so refuse to act until it shall be directed otherwise, in writing, jointly by Sellers and Purchasers or until it shall receive a final determination of a court of law, arbitration panel, or similar adjudicative body, or (b) it may commence as interpleader action in any court of competent jurisdiction to seek an adjudication of the rights of Sellers and Purchasers.

10. Escrow Agent may act in reliance upon any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it believes to be genuine and to have been signed by a proper person or persons, and may assume that any of the officers of any Seller or Purchasers purporting to act on behalf of any Seller or Purchasers in giving any such notice or other instrument in connection with the provisions hereof has been duly authorize to do so.

11. In the event that Escrow Agent shall by written notice request of Sellers and Purchasers instructions jointly executed by them regarding any matter arising in connection with this Escrow Agreement, and such parties shall not, within fifteen (15) days after the giving of such notice, deliver to Escrow Agent written instructions reasonably satisfactory to Escrow Agent in relation to such matter, Escrow Agent may retain counsel to advise it in such connection or act pro se.

12. (a)  In the event that Escrow Agent retains counsel or otherwise incurs any legal fees by virtue of any provision of this Escrow Agreement, the reasonable fees and disbursements of such counsel and any other liability, loss or expense which it may thereafter suffer or incur in connection with this Escrow Agreement or the performance or attempted performance in good faith of its duties hereunder shall be paid (or reimbursed to it) by Sellers and Purchasers, jointly and severally. In the event that Escrow Agent shall become a party to any litigation in connection with its functions as Escrow Agent pursuant to this Escrow Agreement, whether such litigation shall be brought by or against it, the reasonable fees and disbursements of counsel to Escrow Agent and the amounts attributable to services rendered by members or associates of Escrow Agent at the then prevailing hourly rate charged by them and disbursements incurred by them, together with any other liability, loss or expense which it may suffer or incur in connection therewith, shall be paid (or reimbursed to it) by Sellers and Purchasers, jointly and severally, unless such loss, liability or expense is due to the willful breach by Escrow Agent of its duties hereunder.

(b) Sellers and Purchasers jointly and severally hereby unconditionally agree to indemnify Escrow Agent and hold it harmless from and against any and all taxes (including federal, state and local taxes of any kind and other governmental charges), expenses, damages, actions, suits or other charges incurred by or brought or assessed against it for (i) anything done or omitted by it in the performance of its duties hereunder, or (ii) an account of its acting in its capacity as an Escrow Agent or stakeholder hereunder, except as a result of its willful breach of its duties under this Escrow Agreement.

(c) All expenses incurred by Escrow Agent in connection with the performance of its duties hereunder shall be paid (or reimbursed to it) jointly and severally by Purchasers.

(d) The agreements contained in this Section 12 shall survive any termination of the duties of Escrow Agent hereunder.

13. Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving Sellers and Purchasers at least fifteen (15) days’ prior written notice thereof. As soon as practicable after its resignation, Escrow Agent shall turn over to the successor escrow agent appointed by Sellers and Purchasers the Escrowed Property then held by Escrow Agent upon presentation of the document appointing the new Escrow Agent and its acceptance thereof. If no new Escrow Agent is so appointed within thirty (30) days following such notice of resignation, Escrow Agent may deposit the Escrowed Property with, and commence an inter-pleader or other appropriate action in, any court of competent jurisdiction.

14. Sellers and Purchasers may each terminate this Agreement by giving written notice to Escrow Agent and the other party, by certified or registered mail, ten (10) business days prior to the effective date of termination, to the effect that the non-terminating party has failed to satisfy its obligations under the Purchase Agreement, as amended. Within three (3) business days after receiving notice of termination, the non-terminating party shall advise Escrow Agent, in writing, by certified or registered mail, if it disputes the termination. Upon receiving such advice, Escrow Agent shall take no action until it receives either (a) a letter signed by both Sellers and Purchasers jointly directing it to deliver the Escrowed Property to one or both parties in accordance with the terms set forth in such letter or (b) a final determination by a court of law, arbitration panel or similar adjudicative body specifying the manner in which the Escrowed Property is to be turned over by Escrow Agent. If, on or prior to the effective date of termination, the non-terminating party fails to advise Escrow Agent that it disputes the termination, Escrow Agent shall thereupon turn over the Escrowed Property to the Sellers.

15. For the purpose of this Escrow Agreement, a determination will be deemed final once Escrow Agent receives a written notification from counsel that no appeal of the determination is permitted, or that the time to appeal has expired.

16. Escrow Agent shall have no responsibility for the contents of any writing of any arbitrator contemplated herein and may rely without liability upon the contents thereof.

17. Morelli and the Sellers hereby acknowledge that the Escrow Agent is counsel to PST and Morelli and the Sellers hereby agree that they will not seek to disqualify the Escrow Agent from acting and continuing to act as counsel to PST in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated hereby, by the Purchase Agreement, as amended, or by the Assignment.

18.  Unless otherwise specified in this Escrow Agreement, all notices and other communications under this Escrow Agreement shall be in writing and shall be deemed given when delivered personally, by overnight commercial delivery service or mailed by certified mail, return receipt requested, or sent via facsimile (receipt confirmed) to the parties at the following addresses (or to such other address or facsimile numbers as a party may have specified by notice given to the other party pursuant to this provision):

(a)	If to PST, to it at:

Attn: Milton “Todd” Ault, III
Patient Safety Technologies, Inc.
100 Wilshire Boulevard, Suite 1750
Santa Monica, CA 90401
Facsimile: (310) 752-1481

(b)	If to Morelli, to him at:

Alan Morelli
_______________________
_______________________
Facsimile: _______________

(c)	If to the Sellers, to them at:

c/o Gregg B. Colton
1206 W South Jordan Pkwy, Unit B
South Jordan, UT 84095
Facsimile: (801) 446-5500

(d)	If to the Escrow Agent, to it at:

Attn: Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, NY 10018
Facsimile: (212) 930-9725;

or to such other persons, addresses or facsimile numbers as any party may have furnished in writing to the other parties. Copies of all communications hereunder shall be sent to the Escrow Agent.

19. The terms and provisions of this Escrow Agreement may not be waived, discharged or terminated orally, but only by an instrument in writing signed by the person or persons against whom enforcement of the discharge, waiver or termination is sought.

20. Escrow Agent shall not be bound by any modification of the provisions of this Escrow Agreement, unless such modification is in writing and signed by Sellers and Purchasers, and, with respect to any modification in its duties or its rights of indemnification hereunder, it shall have given its prior written consent thereto.

21. Purchasers and Sellers shall, from time to time, execute such documents and perform such acts as Escrow Agent may reasonably request and as may be necessary to enable Escrow Agent to perform its duties hereunder or effectuate the transactions contemplated by thus Escrow Agreement.

22. The provisions contained herein constitute the entire agreement among the parties respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among the parties with respect to the subject matter hereof.

23. This Escrow Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Escrow Agreement.

24. The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the heirs, successors, assigns and personal representatives of Escrow Agent, Purchasers and Sellers.

25. This Escrow Agreement shall be governed by, and its provisions construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed as of the day and year first above written.

PURCHASERS:

PATIENT SAFETY TECHNOLOGIES, INC.

By: /s/ Milton “Todd” Ault III
Milton “Todd” Ault III
Chairman and Chief Executive Officer

/s/ Alan Morelli
Alan Morelli

SELLERS:

/s/ Don J. Colton
Don J. Colton

/s/ Gregg B. Colton
Gregg B. Colton

VERNAL WESTERN DRILLING

By: /s/ Gregg B. Colton
Name: Gregg B. Colton
Title: President

/s/ Norman Sammis
Norman Sammis

/s/ Glenn W. Stewart
Glenn W. Stewart

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

/s/ Andrew Buffmire Andrew Buffmire
ESCROW AGENT:
SICHENZIA ROSS FRIEDMAN FERENCE LLP

By: /s/ Thomas A. Rose
Thomas A. Rose
Partner

SCHEDULE A
ESCROWED PROPERTY

Shares to be delivered to Alan Morelli upon effectiveness of the Registration Statement:

Seller	Number of Shares

Don J. Colton	248,775
Vernal Western Drilling	408,497
Gregg B. Colton	268,423
Norman Sammis	14,869
Glenn W. Stewart	14,869
Andrew Buffmire	44,567

Total	1,000,000

Shares to be delivered to Patient Safety Technologies, Inc. upon effectiveness of the Registration Statement:

Seller	Number of Shares

Don J. Colton	55,725
Vernal Western Drilling	91,503
Gregg B. Colton	60,127
Norman Sammis	3,331
Glenn W. Stewart	3,331
Andrew Buffmire	9,983

Total	224,000